Exhibit 10.28
TRIDENT EXPLORATION CORP.
SENIOR EXECUTIVES’ DEFERRED SHARE UNIT PLAN

Section 1 Interpretation
1.1	Purpose

The purposes of the Plan are:
(a)	to promote a greater alignment of interests between senior executives of the Company and the shareholders of the Company;

(b)	to provide a compensation system for senior executives that is reflective of the responsibility, commitment and risk accompanying their management role;

(c)	to assist the Company to attract and retain individuals with experience and ability to act as senior management of the Company; and

(d)	to allow the senior executives of the Company to participate in the long-term success of the Company.
1.2	Definitions

As used in the Plan, the following terms have the following meanings:
(a)	“Account” has the meaning ascribed thereto in Section 2.4;

(b)	“Aurora Energy Partners, LP” means Aurora Energy Partners, L.P., a limited partnership formed pursuant to the laws of the State of Utah; and

(c)	“Beneficiary” means an individual who, on the date of an Eligible Executive’s death, is the person who has been designated in accordance with Section 4.6 and the laws applying to the Plan, or where no such individual has been validly designated by the Eligible Executive, or where the individual does not survive the Eligible Executive, the Eligible Executive’s legal representative;

(d)	“Board” means those individuals who serve from time to time as the Board of Directors of the Company;

(e)	“Change of Control” means and shall be deemed to have occurred if and when:
(i)	any person or persons acting jointly or in concert (within the meaning ascribed to such phrase in Section 159(1) of the Securities Act (Alberta)) shall (i) beneficially hold, directly or indirectly, a majority of the voting interests of TRC, or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the board of directors of TRC; provided that for the purposes hereof, the McNeil Group and Aurora Energy Partners, LP shall be deemed to not be acting jointly or in concert on the date hereof and hereafter;

(ii)	the Company shall cease to be a subsidiary (within the meaning ascribed to such term in the Business Corporations Act (Alberta)) of TRC;

(iii)	any person or persons acting jointly or in concert (within the meaning ascribed to such phrase in Section 159(1) of the Securities Act (Alberta)) shall have beneficially acquired more than a 50% Effective Ownership; or

(iv)	the Company sells all or substantially all of the assets of the Company (other than to a wholly-owned subsidiary of the Company or to a partnership to which the Company is a partner);
(f)	“Committee” means the Board of Directors of the Company, or such other persons or committee of the Board of Directors of the Company, as may be designated by the Board;

(g)	“Company” means Trident Exploration Corp., its permitted successors and assigns;

(h)	“Disability Date” means the date as of which an Eligible Executive commences receiving or is eligible to receive long-term disability benefits under the Company’s long-term disability plan;

(i)	“Discretionary DSU” means a unit credited by the Company to an Eligible Executive pursuant to Section 2.2 by way of a bookkeeping entry in the books of the Company and administered pursuant to the terms of the Plan, the value of which, on a particular date, shall be equal to the Fair Market Value at that date;

(j)	“Effective Ownership” means either:
(i)	the sum of (A) such person or persons’ direct or indirect percentage of the voting ownership of issued and outstanding shares in the capital of the Company, excluding any such shares attributable to ownership through TRC, plus (B) the product obtained by multiplying (x) such person or persons’ direct or indirect percentage of the voting ownership of issued and outstanding shares in the capital of TRC by (y) TRC’s direct or indirect voting ownership of issued and outstanding shares in the capital of the Company; or

(ii)	the sum of (A) such person or persons’ direct or indirect percentage of the economic ownership of the Company, excluding any such shares attributable to ownership through TRC, plus (B) the product obtained by multiplying (x) such person or persons’ direct or indirect percentage of the economic ownership of TRC by (y) TRC’s direct or indirect economic ownership of the Company;

(k)	“Eligible Executive” means such employees of the Company as the Committee may designate from time to time as eligible to participate in the Plan, provided such employees are resident in Canada for the purposes of the Income Tax Act (Canada);

(l)	“Employer” means, with respect to an Eligible Executive, a company that is any of the Company or a Related Corporation and that employs such Eligible Executive or that last employed such Eligible Executive prior to their Termination Date;

(m)	“Entitlement Date” has the meaning ascribed thereto in Section 3.1;

(n)	“Exchange” means The TSX Venture Exchange, The Toronto Stock Exchange or any other exchange on which the Shares are or may be listed from time to time;

(o)	“Fair Market Value” at any date in respect of the Shares shall be;
(i)	if the Shares are listed on an Exchange and TRC is a Related Corporation on such date, the average closing price of the Shares on the Exchange on the ten trading days prior to such date;

(ii)	if (i) above is not applicable and the Class A common shares of the Company are listed on an Exchange, the average closing price of such shares on the Exchange on the ten trading days prior to such date;

(iii)	if neither (i) or (ii) above are applicable and TRC is a Related Corporation on such date, and TRC has completed a private placement offering of Shares to a person with whom TRC deals at arm’s length for the purposes of the Income Tax Act (Canada) (an “Arm’s Length Private Placement”) within the period that commences one year before such date and ends on such date, the price at which such Shares were issued pursuant to the most recent Arm’s Length Private Placement preceding such date, unless there has been an Arm’s Length Sale (as defined below) within the period that commences at the time of such Arm’s Length Private Placement and ending on such date;

(iv)	if none of (i), (ii) or (iii) above are applicable and TRC has sold any Class A common shares of the Company to a person with whom TRC deals at arm’s length for the purposes of the Income Tax Act (Canada) (an “Arm’s Length Sale”) within the period that commences one year before such date and ends on such date, the price per share of such Class A common shares under the terms of the most recent Arm’s Length Sale preceding such date;

(v)	if none of (i), (ii), (iii) or (iv) above are applicable, the price per Share determined by a professional independent valuator, appointed by the

Company, as being the highest price per Class A common share of the Company that informed and prudent parties dealing at arm’s length for the purposes of the Income Tax Act (Canada) and under no compulsion to act would transact, without premiums for control or discounts for minority interests or restrictions on transfer;
(p)	“McNeil Group” means Charles S. McNeil and The McNeil Family Irrevocable GST Trust, and any future partnership, limited liability company or other entity of which they are the sole owners;

(q)	“Plan” means this Senior Executives’ Deferred Share Unit Plan, as amended from time to time;

(r)	“Related Corporation” means a corporation related to the Company for the purposes of the Income Tax Act (Canada);

(s)	“Share” means TRC Common Stock and such other share or stock as is substituted therefore as a result of amendments to the Certificate of Incorporation of TRC, reorganization or otherwise including any rights that form part of the TRC Common Stock of such substituted share or stock, but not including any other rights that are attached thereto and traded therewith or any other share or stock that is added thereto.

(t)	“Termination Date” means, with respect to an Eligible Executive the earliest date on which both of the following conditions are met: (i) the Eligible Executive has ceased to be employed by the Company or any affiliate thereof (as the term “affiliate” is defined in paragraph 8 of the Canada Revenue Agency’s Interpretation Bulletin IT-337R4 dated October 21, 2003) for any reason whatsoever; and (ii) the Eligible Executive is not a member of the Board nor a director of an affiliate of the Company (as defined in the above-noted Interpretation Bulletin);

(u)	“TRC” means Trident Resources Corp., its permitted successors and assigns;

(v)	“TRC Common Stock” means the common stock of TRC;

(w)	“Vested DSU” means each Discretionary DSU which has vested in accordance with Section 2.1.
1.3	Effective Date

The Plan shall be effective as of December 17, 2004.

1.4	Construction
     In this Plan, all references to the masculine include the feminine; reference to the singular shall include the plural and vice versa, as the context shall require. If any provision of the Plan or part thereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions contained herein. References to “Section” or “Sections” mean a section or sections contained in the Plan unless expressly stated otherwise.
1.5	Administration
     The Committee shall, in its sole and absolute discretion: (i) interpret and administer the Plan; (ii) establish, amend and rescind any rules and regulations relating to the Plan; (iii) have the power to delegate, on such terms as the Committee deems appropriate, any or all of its powers hereunder to the President and Chief Executive Officer of the Company; and (iv) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Eligible Executive and any other person claiming an entitlement or benefit through the Eligible Executive. All expenses of administration of the Plan as determined by the Committee shall be borne by the Company.
1.6	Governing Law
     The Plan shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.
Section 2 Crediting of DSUs Under the Plan
2.1	Award of Discretionary DSUs
     The Committee may in its sole discretion grant, from time to time, Discretionary DSUs to an Eligible Executive, who has elected to participate in the Plan, in recognition of services performed or to be performed by an Eligible Executive as an employee of the Company or a Related Corporation in such number as the Committee may specify. The Committee shall determine the date on which such Discretionary DSUs may be granted, which date shall in any event precede the Eligible Executive’s Termination Date and shall not be earlier than his date of employment by the Company or a Related Corporation. The Committee may, in its sole discretion, attach vesting conditions to any such grant of Discretionary DSUs which, if not satisfied prior to the date of termination of employment of the applicable Eligible Executive, may result in the forfeiture of such non-vested Discretionary DSUs. Each award of Discretionary DSUs, including the number of Discretionary DSU’s awarded and any related vesting requirement, shall be confirmed by an instrument in writing issued by the Company to the Eligible Executive.

2.2	Date of Crediting Discretionary DSUs
2.2.1 Discretionary DSUs shall be credited to the Account of an Eligible Executive as of the date specified by the Committee in accordance with Section 2.1. Except as provided in Section 2.2.2 below, if the employment of an Eligible Executive is terminated (whether voluntary or involuntary) for any reason following the date of grant of Discretionary DSUs and prior to satisfaction of the vesting conditions relating to such Discretionary DSUs, the Eligible Executive shall (subject to the terms of the applicable instrument issued pursuant to Section 2.1) forfeit all rights, title and interest with respect to such Discretionary DSUs including, for greater certainty, any additional Discretionary DSUs granted pursuant to Section 2.3 in respect of those Discretionary DSUs.
2.2.2 Notwithstanding any other provision of this Plan or the vesting conditions attached to a grant of Discretionary DSU by the Committee pursuant to Section 2.1, all Discretionary DSUs recorded in an Eligible Executive’s Account, including for greater certainty any additional Discretionary DSUs granted pursuant to Section 2.3, shall vest immediately, and shall not be considered forfeited under this Section 2.2, upon the earliest of the Eligible Executive’s death, a Change of Control, the Eligible Executive’s Disability Date, the involuntary termination of Eligible Executive’s employment without cause, and the termination of the Plan in accordance with Section 4.4.
2.2.3 Except where the context requires otherwise, each Discretionary DSU which is vested pursuant to this Section 2.2 shall be referred to herein as a “Vested DSU” and collectively as “Vested DSUs”.
2.3	Dividend Equivalents
     On the payment date for dividends paid on Shares, an Eligible Executive shall be credited with dividend equivalents in respect of Discretionary DSUs, credited to the Eligible Executive’s Account as of the record date for payment of dividends. Such dividend equivalents shall be converted into additional Discretionary DSUs, corresponding to the Discretionary DSUs then credited to the Eligible Executive’s Account (including fractions thereof) based on the Fair Market Value on the date such dividend equivalents are credited.
2.4	Eligible Executives’ Accounts
     The Company shall maintain or cause to be maintained in its books an account for each Eligible Executive (“Account”) recording at all times the number of Discretionary DSUs standing to the credit of the Eligible Executive. Upon payment in satisfaction of Vested DSUs credited to an Eligible Executive in the manner described herein, such Vested DSUs shall be cancelled. Upon forfeiture of Discretionary DSUs pursuant to Section 2.2, such Discretionary DSUs, recorded in the Eligible Executive’s Account shall be cancelled. A written confirmation of the balance in an Eligible Executive’s Account, including the vesting status of Discretionary DSUs shall be mailed by the Company to the Eligible Executive at least annually.

2.5	Adjustments and Reorganizations
2.5.1 In the event of any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Company’s or TRC’s assets to shareholders, or any other change in the capital of the Company or TRC affecting the Shares, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change, shall be made with respect to the number of Discretionary DSUs outstanding under the Plan.
2.5.2 Notwithstanding any other provision of the Plan, the value of each Discretionary DSU shall always depend on the value of shares of the Company or a Related Corporation.
2.5.3 For greater certainty, no amount will be paid to, or in respect of, an Eligible Executive under the Plan or pursuant to any other arrangement and no additional Discretionary DSUs will be granted to an Eligible Executive to compensate for a downward fluctuation in the Fair Market Value of the Shares, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Executive for such purpose.
Section 3 Termination of Service
3.1	Entitlement Date for Redemption of Vested DSUs
     Subject to Sections 3.2 and 3.4, an Eligible Executive may elect the date as of which the Vested DSUs credited to the Eligible Executive’s Account shall be redeemed (the “Entitlement Date”) by filing an irrevocable written election with the Company no later than November 15 of the calendar year commencing immediately after the Eligible Executive’s Termination Date. The Entitlement Date elected by an Eligible Executive pursuant to this Section 3.1 shall not be before the later of the date on which the election is filed with the Company and 30 days after the Eligible Executive’s Termination Date and shall not be later than December 15 of the calendar year commencing immediately after the Eligible Executive’s Termination Date. Where an Eligible Executive does not elect a particular date within the permissible period set out above as his Entitlement Date, the Entitlement Date for such Eligible Executive shall be December 15 of the calendar year commencing immediately after the Eligible Executive’s Termination Date. The value of the Vested DSUs credited to the Eligible Executive’s Account as at the Entitlement Date, as may be adjusted pursuant to Section 3.2 or Section 3.4, shall be redeemable by and payable to the Eligible Executive or the Eligible Executive’s Beneficiary, as applicable. The value of the Vested DSUs redeemed by or in respect of an Eligible Executive shall, after deduction of any applicable taxes and other source deductions required to be withheld, be paid by the Company as a lump sum in cash to the Eligible Executive or the Eligible Executive’s Beneficiary, as applicable.
3.2	Extended Entitlement Date
     In the event that an Eligible Executive’s Entitlement Date would otherwise fall between the record date for a dividend on the Shares and the related dividend payment date then, notwithstanding Section 3.1, the Entitlement Date shall be the day immediately following the date of payment of such dividend for the purpose of calculating the value of an Eligible Executive’s Vested DSUs contemplated by this Section 3. In the event that the Committee is unable, by an Eligible Executive’s Entitlement Date, to compute the final value of the Vested DSUs recorded in such Eligible Executive’s Account by reason of the fact that any data required in order to compute the Fair Market Value of a Share has not been made available to the Committee, then the Entitlement Date shall be the next following trading day on which such data is made available to the Committee.
3.3	Limitation on Extension of Entitlement Date
     Notwithstanding any other provision of the Plan, all amounts payable to, or in respect of, an Eligible Executive hereunder shall be paid on or before December 31 of the calendar year commencing immediately after the Eligible Executive’s Termination Date.
3.4	Postponed Entitlement Date
     Notwithstanding any other provision of the Plan, if in the opinion of the Committee, an Eligible Executive is in possession of material undisclosed information regarding either or both of the Company and the Shares on his Entitlement Date, such Eligible Executive’s Entitlement Date shall be postponed until the earliest of the date on which (i) the Committee is satisfied the Eligible Executive is no longer in possession of any such material undisclosed information, or (ii) December 15 of the year following the year of the Eligible Executive’s Termination Date.
Section 4 General
4.1	Unfunded Plan
     Unless otherwise determined by the Committee, the Plan shall be unfunded. To the extent any individual holds any rights by virtue of an election under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.
4.2	Successors and Assigns
     The Plan shall be binding on all successors and assigns of the Company and an Eligible Executive, including without limitation, the estate of such Eligible Executive and the legal representative of such estate, or any receiver or trustee in bankruptcy or representative of the Company’s or the Eligible Executive’s creditors.
4.3	Plan Amendment
     The Board may amend the Plan as it deems necessary or appropriate, but no such amendment shall, without the consent of the Eligible Executive or unless required by law, adversely affect the rights of an Eligible Executive with respect to Discretionary DSUs to which the Eligible Executive is then entitled under the Plan. Notwithstanding the foregoing, an amendment of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) or any successor to such provision.
4.4	Plan Termination
     The Board may terminate the Plan at any time, but no such termination shall, without the consent of the Eligible Executive or unless required by law, adversely affect the rights of an Eligible Executive with respect to Discretionary DSUs to which the Eligible Executive is then entitled under the Plan. If the Board terminates the Plan, prior grants of Discretionary DSUs shall remain outstanding and in effect and shall be paid in due course upon the Entitlement Date for purposes of the Plan in accordance with the terms and conditions applicable to such Discretionary DSUs immediately prior to the termination of the Plan. Notwithstanding the foregoing, termination of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) or any successor to such provision.
4.5	Currency
     All payments and benefits under the Plan shall be determined and paid in the lawful currency of Canada.
4.6	Designation of Beneficiary
     Subject to the requirements of applicable laws, an Eligible Executive shall designate in writing a person who is a dependant or relation of the Eligible Executive as a beneficiary to receive any benefits that are payable under the Plan upon the death of such Eligible Executive. The Eligible Executive may, subject to applicable laws, change such designation from time to time. Such designation or change shall be in such form and executed and filed in such manner as the Committee may from time to time determine.
4.7	Death of Participant
     In the event of an Eligible Executive’s death, any and all Discretionary DSUs then credited to the Eligible Executive’s Account shall become payable to the Eligible Executive’s Beneficiary in accordance with Section 3.
4.8	Rights of Participants
4.8.1 Except as specifically set out in the Plan, no employee of the Company, or any Related Corporation, including any Eligible Executive, or other person shall have any claim or right to any Shares or other benefit in respect of Discretionary DSUs granted pursuant to the Plan.
4.8.2 Rights of Eligible Executives respecting Discretionary DSUs shall not be transferable or assignable other than by will or the laws of descent and distribution.
4.8.3 Neither the Plan nor any award thereunder shall be construed as granting an Eligible Executive a right to be retained in employment or a claim or right to any future grants of

Discretionary DSUs. Neither the Plan nor any action taken thereunder shall interfere with the right of an Employer to terminate the employment of an Eligible Executive at any time. For greater certainty, a period of notice, if any, or payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for the purposes of the Plan.
4.8.4 Under no circumstances shall Discretionary DSUs be considered Shares nor shall they entitle any Eligible Executive or other person to exercise voting rights or any other rights attaching to the ownership of Shares, nor shall any Eligible Executive or other person be considered the owner of Shares by virtue of this Plan.
4.9	Compliance with Law
     Any obligation of the Company with respect to the Shares pursuant to the terms of the Plan is subject to compliance with all applicable laws. The Eligible Executive shall comply with all applicable laws and furnish the Company with any and all information and undertakings as may be required to ensure compliance therewith.
4.10	Withholding
     An Employer shall be entitled to deduct any amount of withholding taxes and other withholdings from any amount paid or credited hereunder.